Exhibit I-1

(English Translation)

This business combination is made for the securities of two Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

May 15, 2013

To: All Concerned Parties

Company name:	G.taste Co., Ltd.
Representative:	Fumiyasu Inayoshi
Representative Director and President
(Code: 2694, JASDAQ)
Inquiries:	Tomoya Iwasaki
Corporate Officer and Division Manager of Executive Management Division
(Tel: 022 (762) 8540)

Company name:	G.networks CO., LTD.
Representative:	Takafumi Akutsu
Representative Director and President
(Code: 7474, TSE Second Section)
Inquiries:	Takahiro Konishi
Corporate Officer and Division Manager of Executive Management Division
(Tel: 0836 (83) 5511)

Company name:	SAKAI CO., LTD.
Representative:	Atsushi Yamashita
Representative Director and President
(Code: 7622, JASDAQ)
Inquiries:	Yasumasa Hirano
Subdivision Manager of Executive Management Division and Division Manager of Finance and Accounting Division
(Tel: 052 (910) 1729)

Notice of Business Integration through Merger of G.taste Co., Ltd., G.networks CO., LTD. and

SAKAI CO., LTD. and Formation of New Company by Company Split

G.taste Co., Ltd. (headquartered at 2-10 Tsutsujigaoka 2-chome, Miyagino-ku, Sendai City; Fumiyasu Inayoshi, Representative Director and President; hereinafter, “G.taste”), G.networks CO., LTD. (headquartered at 1198-4 Aza Nishiotsuka Oaza Nishi Takadomari Sanyoonoda City, Yamaguchi Prefecture; Takafumi Akutsu, Representative Director and President; hereinafter, “G.networks) and SAKAI CO., LTD. (headquartered at 46 Kurokawa Hondori 2-chome, Kita-ku, Nagoya City; Atsushi Yamashita, Representative Director and President; hereinafter, “SAKAI”) have resolved at their respective board of directors meetings convened on May 15, 2013 to carry out a business integration (the “Business Integration”) of the three companies. We hereby provide notice of this development as follows.

G.taste, G.networks and SAKAI (the “Three Companies”) have resolved to transfer their respective eating establishment business operations to Cook Operation Co., Ltd. (the new company; hereinafter, “Cook Operation”) via a joint incorporation-type split (the “Split”) with an effective date of August 1, 2013 when executing the Business Integration, and to carry out a merger (the “Merger”) between the three companies that will make G.taste the surviving company and take effect on the same date. In light of this, the Three Companies have prepared a Joint Incorporation-Type Split Plan and have entered into a Merger Agreement as of the date hereof.

As stated in the “Notice of a Partial Amendment of the Article of Incorporation” and “Notice of a Reduction in the Amount of Capital and Capital Reserve”, in a meeting of the Board of Directors, G.taste resolved the amendment of its articles of incorporation and the reduction in the amount of capital and capital reserve in addition to the Merger, and submitting of a proposal regarding these before its ordinary general shareholders’ meeting scheduled to be held on June 26, 2013.

1.	Business Integration

(1)	Purpose of the Business Integration

G.taste was established in November 1959 to carry out direct sales and franchise chain business development activities in various forms with a focus on “Sendai Heiroku” and “Toriaezu Gohei”. G.networks was established in May 1966 to carry out direct sales and franchise chain business development activities in various forms with a focus on “Nagasaki Chanmen” and “Omuraisu Tei”. SAKAI was established in May 1980 to carry out direct sales and franchise chain business development activities in various forms with a focus on “Yakinikuya SAKAI”.

G.communications Co., Ltd., the parent company of the Three Companies (“G.communications”), and the subsidiaries of G.communications, including the Three Companies (collectively, the “Gcom Group”), have sought to maximize a domestic and international network of 1,000 stores to stimulate their main line of business—dining out—and have undertaken their businesses in the spirit of mutual prosperity, the Gcom Group’s business principles. As the Gcom Group, the Three Companies have generally operated their eating and drinking business, education business and other businesses in regions independent from each other and have worked together to build a mutually complimentary relationship in terms of geographical location and business conditions.

The current state of the Japanese economy is, however, a cause for concern. The worsening of the economy may have been stemmed by the weakening of the yen and the spike in the Nikkei Stock Average based on expectations for monetary stimulus following the recent election, but there is lingering uncertainty about the growth of domestic demand, such as in corporate production and personal consumption. The dining out industry represents the core businesses of the Three Companies, and in this realm there has been persistent stagnation of personal consumption due to customer frugality and price cutting. Other operating conditions are no better, given the increase in costs for raw materials and other factors that have dogged the industry. The Gcom Group therefore has several urgent matters it must contend with: face up to the difficult economic conditions in the eating and drinking industry, take a more cautious stance, strengthen its management practices, reduce its costs and seek to make its business structure as efficient as possible in order to expedite its actions through more agile decision-making.

Meanwhile, the Gcom Group decided to bring on KOBE BUSSAN CO., LTD. (“Kobe Bussan”) as its sponsor in order to bolster its corporate value under a new system. By doing so, we believe that the Gcom Group will be able to build a trading relationship with Kobe Bussan, improve our efforts in the sextic industries, streamline its purchases from Kobe Bussan, cut costs by sharing logistical functions, enhance its product appeal, and improve and strengthen its store facilities, among other things. As opposed to the region-based business model that was pursued until now, we believe that forging ahead with a trading relationship and integration, including nationwide purchasing and logistics, is the way to go in order to maximize the effects of building corporate value via these measures.

As described above, there is a pressing need shared by the Three Companies to make their management practices efficient. We will combine the management resources, including human resources and know-how, etc. of the three companies and, in order to achieve sustainable growth and maximize corporate value, we will attempt to restructure and combine redundant regional divisions in the eating and drinking business, education business and other businesses; build an overarching business and management system in the the Three Companies; strengthen the Group’s competitive capabilities by concentrating and streamlining management resources; grow sales; and, improve the rate of earnings.

So we decided to combine G.networks and SAKAI with G.taste in a central role, using the well-known growth strategy of mergers and acquisitions and the like of the past. By this, diverse management know-how and wide-ranging franchise system management experience and success factors will be obtained and the Gcom Group’s scale will be increased through the merger, i.e., through an established nationwide network of stores that each company operates as its headquarters, while G.taste has the infrastructure it needs to maximize the effects of an integration over a short period of time. A merger like this one will facilitate the management and oversight of franchise businesses across a range of business conditions, and we believe it will lead to a streamlining of trade relationships and the like, stronger competitive capabilities, increased sales and an improved rate of earning, and that it will provide numerous business opportunities to the member franchisees as well.

We have also decided, as one of the measures to make management practices more efficient, to delegate authority to the business operations subsidiary to be established through the Split as we seek to achieve agile and flexible decision-making and business execution in the eating establishment line of business from among the eating and dining businesses that have been operated by the Three Companies. These decisions are intended to help us get an accurate grasp of consumer sentiment, lifestyle changes and trends, the status quo at competitors, and the like and flexibly address changes to the business environment. Though any additional future company split plan has not been decided, the franchise chain business of the Three Companies, the educational business of G.taste and G.networks, and the food processing and building design and construction businesses of G.networks will not be transferred by the Split because the eating establishment business operation will cover all part of the country.

(2)	Business Integration Schedule

Board of directors resolution date (for all three companies)	May 15, 2013

Merger Agreement execution date	May 15, 2013

Ordinary general shareholders’ meeting (G.networks)	June 24, 2013 (planned)

Ordinary general shareholders’ meeting (G.taste)	June 26, 2013 (planned)

Ordinary general shareholders’ meeting (SAKAI)	June 27, 2013 (planned)

Final trading date (G.networks and SAKAI)	July 26, 2013 (planned)

Delisting date (G.networks and SAKAI)	July 29, 2013 (planned)

Corporate split and merger date (effective date)	August 1, 2013 (planned)

Note: The Split will be carried out without obtaining the approval of the general shareholders’ meetings pursuant to the provisions of Article 805 of the Companies Act.

2.	Split

(1)	Purpose of the Split

Please see “1.(1) Purpose of the Business Integration” above.

(2)	Main Points of the Split

	Split Schedule

Please see “1.(2) Business Integration Schedule” above.

‚	Method of Split

The Three Companies will become split companies, and a joint incorporation-type split will be carried out whereby Cook Operation, which is to be jointly established by the three companies, will become the new company.

ƒ	Allotment of Shares regarding the Split

Cook Operation will issue 26,000 shares of common stock when the Split is executed, and 10,000 shares will be allotted to G.taste, 9,000 shares will be allotted to G.networks, and 7,000 shares will be allotted to SAKAI, respectively.

„	Money to be allotted for Split

The allotment of money for the Split is not required.

…	Handling of Split Company Stock Acquisition Rights and Bonds with Share Options

G.taste has issued stock acquisition rights, however the handling of those rights will not change because of the Split.

The Three Companies have each issued bonds with stock options, however the handling of those bonds will not change because of the Split.

†	Change of Capital Due to the Split

There will be no change to the capital and the like of the Three Companies because of the Split.

‡	Rights and Obligations to Be Succeeded by the Succession Company

Cook Operation will succeed to the assets, liabilities, contractual positions and other rights and obligations with respect to the eating establishment business operations of the Three Companies when the Split is executed. Cook Operation’s succession to the obligations of the Three Companies will be a cumulative assumption of each of their debts.

ˆ	Expected Performance of Obligations

It has been determined that the Three Companies and Cook Operation can be expected to perform the obligations that they owe in the Split.

(3)	Basis for Calculating, etc. the Allotment Details regarding the Split

	Basis for Calculations

To preserve fairness and integrity with respect to the share allotment ratio in the Split, the Three Companies each hired a third-party appraiser that is independent from each of the others to perform this calculation. G.taste hired Albaace Securities Co., Ltd. (“Albaace Securities”), G.networks hired Frontier Management, Inc. (“Frontier Management”), and SAKAI hired Matsuyama Accounting Firm, respectively.

Albaace Securities used the discounted cash flow method (the “DCF Method”) to calculate the share allotment ratio between the three companies with respect to the value of the eating establishment operations business subject to the Split. The resulting ranges are as follows.

	G.taste	G.networks	SAKAI
DCF Method	1	0.83~1.22	0.67~1.01

Albaace Securities has assumed that the public information, the financial information disclosed by the three companies, and all other information when performing the calculation of the stock allotment ratio is true and complete, and it did not independently verify the veracity or completeness thereof. Albaace Securities has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) in the eating establishment operations business of the three companies, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Albaace Securities has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of the eating establishment operations business of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Albaace Securities calculation of the stock allotment ratio has taken into account the foregoing information and the like as of May 14, 2013.

Frontier Management used the DCF Method to calculate the share allotment ratio between the three companies with respect to the value of the eating establishment operations business subject to the Split. The resulting ranges are as follows.

	G.taste	G.networks	SAKAI
DCF Method	1	0.86~1.11	0.65~0.80

Frontier Management has assumed that the public information, the financial information disclosed by the three companies, and all other information when performing the calculation of the stock allotment ratio is true and complete, and it did not independently verify the veracity or completeness thereof. Albaace Securities has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) in the eating establishment operations business of the three companies, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Albaace Securities has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of the eating establishment operations business of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Frontier Management’s calculation of the stock allotment ratio has taken into account the foregoing information and the like as of May 14, 2013.

Matsuyama Accounting Firm used the DCF Method to calculate the share allotment ratio between the three companies with respect to the value of the eating establishment operations business subject to the Split. The resulting ranges are as follows.

	G.taste	G.networks	SAKAI
DCF Method	1	0.84~1.72	0.61~1.24

Matsuyama Accounting Firm has assumed that the public information, the financial information disclosed by the three companies, and all other information when performing the calculation of the stock allotment ratio is true and complete, and it did not independently verify the veracity or completeness thereof. Albaace Securities has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) in the eating establishment operations business of the three companies, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Albaace Securities has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of the eating establishment operations business of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Matsuyama Accounting Firm’s calculation of the stock allotment ratio has taken into account the foregoing information and the like as of May 14, 2013.

G.taste projects a significant decrease in profits from eating establishment business operations in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm, and these profits form part of the basis of the DCF Method calculations. The projection was made because G.taste expects a decline in results due to increasing selling, general and administrative expenses by the company’s business.

G.networks projects a significant increase in profits from eating establishment business operations in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm. The projection was made because G.networks expects a rebound in results due to increasing sales and cost cutting by the company.

SAKAI projects a significant increase in profits from eating establishment business operations in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm. The projection was made because SAKAI expects a rebound in results due to increasing sales and cost cutting by the company.

‚	Calculation Details

As described above, the Three Companies each hired a third-party appraiser to calculate the stock allotment ratio in the Split, and each party has received a Share Allotment Ratio Calculation Report from the appraisers, respectively. Based on the results in the Share Allotment Ratio Calculation Reports, the three companies conducted careful negotiations and repeated discussions about the stock allotment ratio at each company, giving full consideration to the grounds therefor, such as each company’s financial standing, asset conditions, future business and results prospects, and the like. Consequently, the parties have agreed to a stock allotment ratio of G.taste : G.networks : SAKAI = 1 : 0.9 : 0.7, and upon determining the stock allotment ratio in the Split at their respective board of directors meetings that were convened today, have prepared a Joint Incorporation-Type Plan between the three companies as of today.

ƒ	Relationship with Appraisers

Albaace Securities, Frontier Management and Matsuyama Accounting Firm are independent from the Three Companies, do not correspond to any affiliate company thereof, and hold no material interests worth mentioning with respect to the Split.

(4)	Measures to Secure Fairness

The Three Companies are subsidiaries of G.communications, so for them, the Split does not correspond to a transaction or the like with a controlling shareholder.

The Three Companies have, to secure the fairness and integrity of the Split, received the results of the financial analyses described above. These results indicate the allotment ratio of the consideration regarding the Split.

As a further measure to ensure fairness and propriety regarding the process of declaring intent at each company’s board of directors, G.taste has appointed Katsumi Kitamura, attorney-at-law at Atsushi Shiraishi Law Firm, who is independent from the three companies, G.networks has appointed Nishimura & Asahi, which is independent from the three companies, and SAKAI has appointed Harashima Law Firm, which is independent from the three companies, as their respective legal advisors, and each party is receiving legal advice about the method, process and the like of the process for declaring intent at board of directors meetings regarding the Split.

In light of the foregoing, we have determined that G.taste’s board of directors, G.networks’s board of directors and SAKAI’s board of directors have each taken sufficient measures to ensure fairness in the Split.

(5)	Measures for the Avoidance of Conflicts of Interest

When G.taste’s board of directors was deciding whether to execute the Split, the following directors did not participate in the deliberations or resolutions to avoid any conflict of interest: Ichiro Kawakami, who serves concurrently as a director of G.networks and SAKAI, Hideo Sugimoto, who serves concurrently as a director SAKAI, and Yoshinobu Inazumi, who serves concurrently as a director of G.networks. In G.taste, no interested person with regard to the Split has been involved for the discussion or negotiation of the Split as the responsible or contact person for G.networks and SAKAI.

When G.networks’s board of directors was deciding whether to execute the Split, Ichiro Kawakami, who serves concurrently as a director of G.taste and SAKAI and Yoshinobu Inazumi, who serves concurrently as a director of G.taste, did not participate in the deliberations or resolutions to avoid any conflict of interest. In G.networks, no interested person with regard to the Split has been involved for the discussion or negotiation of the Split as the responsible or contact person for G.taste s and SAKAI.

When SAKAI’s board of directors was deciding whether to execute the Split, Ichiro Kawakami, who serves concurrently as a director of G.networks and G.taste and Hideo Sugimoto, who serves concurrently as a director of G.taste, did not participate in the deliberations or resolutions to avoid any conflict of interest. In SAKAI, no interested person with regard to the Split has been involved for the discussion or negotiation of the Split as the responsible or contact person for G.taste and G.networks.

Furthermore, Kayoko Sato, who serves concurrently as auditor of the Three Companies, did not participate in or express an opinion during deliberations regarding the Split at the Three Companies’s board of directors meetings to avoid any conflict of interest.

With the above-described measures in place, the board of directors of the Three Companies resolved, by the unanimous consent of the directors attending the respective board meetings, to carry out the Split, and the auditors in attendance at each board meeting expressed an opinion of no objection thereto.

When considering the Split, the Three Companies asked Masami Komatsu, an auditor of G.taste with independent officer status as notified to the Osaka Stock Exchange Co., Ltd. (the “OSE”), Yoshitaka Hata, an auditor of G.networks with independent officer status as notified to the Tokyo Stock Exchange Co., Ltd. (the “TSE”), and Takao Kurokawa, an auditor of SAKAI with independent officer status as notified to the OSE—none of whom hold an interest in G.communications, the controlling shareholder—to examine, pursuant to the rules prescribed by the TSE and the OSE, whether the minority shareholders of G.taste, G.networks and SAKAI would be disadvantaged by the Split. The Three Companies obtained an opinion from the independent officers on May 14, 2013 addressed to each company’s board of directors stating that they concluded there was no disadvantage to the minority shareholders of each company. An outline of the opinion is provided in 5. below.

(6)	Outline of the Companies Involved in the Split

Please see Exhibit 1.

[Outline of Business Divisions to Be Split or Succeeded]

	Details of business divisions to be split or succeeded

G.taste eating establishment operations business

G.networks eating establishment operations business

SAKAI eating establishment operations business

‚	Business results of divisions to be split or succeeded

G.taste eating establishment operations business: 13,522 million yen in sales for fiscal year ended March 2013

G.networks eating establishment operations business: 5,662 million yen in sales for fiscal year ended March 2013

SAKAI eating establishment operations business: 4,958 million yen in sales for fiscal year ended March 2013

ƒ	Assets, liabilities and cash to be split or succeeded

Amount to be succeeded to by Cook Operation		(in millions of yen)
	Amount of Assets	Amount of Liabilities
G.taste	1,033	933
G.networks	336	236
SAKAI	433	333

(Note) The above figures are as of May 31, 2013. The amount of assets and liabilities for the Split will be decided by taking into consideration any increases and decreases up to the effective date of the Split.

(7)	Company status after the Split

Please see Exhibit 2.

(8)	Outline of bookkeeping

G.communications is the parent company of the Three Companies, so the Split is expected to correspond to a transaction or the like under common control under the Accounting Standard for Business Combination.

3.	Merger

(1)	Purpose of the Merger

Please see 1. (1) Purpose of the Business Integration above.

(2)	Main Points of the Merger

	Merger Schedule

Please see 1. (2) Business Integration Schedule above.

‚	Method of the Merger

The Merger will take the form of an absorption-type merger, where G.taste will become the surviving company and G.networks and SAKAI will become the absorbed companies. The Merger shall take effect on the condition that the Split takes effect.

ƒ	Details of Allotments in the Merger

	G.taste (Surviving company in absorption-type merger)	G.networks (Absorbed company in absorption-type merger)	SAKAI (Absorbed company in absorption-type merger)
Details of allotments in the Merger	1	2	2

Note 1:	2 shares of G.taste common stock will be allocated per single share of G.networks common stock, and
2 shares of G.taste common stock will be allocated per single share of SAKAI common stock. Provided, however, that G.taste common stock will not be allocated in the Merger for the 4,726 shares of G.networks treasury stock or for the 181,336 shares of SAKAI treasury stock.
Note 2:	New G.taste shares to be issued by the Merger: 94,006,608 shares (planned). G.taste treasury stock will not be allocated in the Merger.
Note 3:	Any shareholder of G.networks and SAKAI who eventually receives, in conjunction with the Merger, an allotment of fewer than 100 shares (the number of shares needed to constitute a single unit of G.taste shares) will be entitled, in accordance with the provisions of Article 192.1 of the Companies Act, to claim from G.taste the repurchase of those shares in their possession.
Note 4:	Any shareholder of G.networks and SAKAI who eventually receives, in conjunction with the Merger, an allotment of fewer than 100 shares (the number of shares needed to constitute a single unit of G.taste shares) will be entitled, in accordance with the provisions of Article 194.1 of the Companies Act and G.taste’s articles of incorporation, to claim from G.taste the delivery of a number of shares that, when combined with the shares already in their possession, will constitute a single unit of G.taste shares (100 shares).
Note 5:	No G.taste fractional shares will be delivered in the Merger.

„	Handling of Stock Acquisition Rights and Bonds with Stock Options in Conjunction with the Merger

G.networks will issue bonds with stock options as described below. Individuals who hold these bonds will, in conjunction with the Merger and in light of the terms and conditions of the bonds with stock options, receive G.taste bonds with stock options in place of the G.networks bonds with stock options that they hold.

•	G.networks CO., LTD. First Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

•	G.networks CO., LTD. Second Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

•	G.networks CO., LTD. Third Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

SAKAI will issue bonds with stock options as described below. Individuals who hold these bonds will, in conjunction with the Merger and in light of the terms and conditions of the bonds with stock options, receive G.taste bonds with stock options in place of the SAKAI bonds with stock options that they hold.

•	SAKAI CO., LTD. Second Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

•	SAKAI CO., LTD. Third Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

•	SAKAI CO., LTD. Fourth Series of Unsecured Convertible Bonds (convertible bonds with special pari passu conditions) (issued on March 18, 2013)

(3)	Basis, etc. of Calculations regarding Allotments in the Merger

	Calculation Basis

To preserve fairness and integrity with respect to the ratios in the Merger, the Three Companies each hired a third-party appraiser that is independent from each of the others to perform this calculation. G.taste hired Albaace Securities, G.networks hired Frontier Management, and SAKAI hired Matsuyama Accounting Firm, respectively.

Albaace Securities used the historical stock price method because historical stock price information was available for the common stock of the three companies, and performed the calculation using the DCF Method for the three companies, respectively.

The calculated range of the merger ratio where the share price of a single share of G.taste stock is set to one is shown below.

	G.taste (Surviving company in absorption-type merger)	G.networks (Absorbed company in absorption-type merger)	SAKAI (Absorbed company in absorption-type merger)
Historical stock price method	1	1.76~2.42	1.76~2.38
DCF Method	1	1.44~5.14	1.88~8.18

The range of calculations performed using the historical stock price method based on the calculation base date of May 14, 2013 are as follows: the average closing stock price of the common stock was calculated for the retrospective one-month, three-month and the six-month periods before the calculation base date.

Albaace Securities has assumed that the public information, the financial information disclosed by the three companies, and all other information that it examined when performing the merger ratio calculation is true and complete, and it did not independently verify the veracity or completeness thereof. Albaace Securities has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) of the three companies or their subsidiaries, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Albaace Securities has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Albaace Securities’ calculation of the merger ratio has taken into account the foregoing information and the like as of May 14, 2013.

Frontier Management used the historical stock price method because historical stock price information was available for the common stock of the three companies, and performed the calculation using the DCF method for the three companies, respectively.

The calculated range of the merger ratio where the share price of a single share of G.taste stock is set to one is shown below.

	G.taste (Surviving company in absorption-type merger)	G.networks (Absorbed company in absorption-type merger)	SAKAI (Absorbed company in absorption-type merger)
Historical stock price method	1	1.94~2.28	1.91~2.20
DCF Method	1	1.95~2.12	1.82~2.21

The range of calculations performed using the historical stock price method based on the calculation base date of May 14, 2013 are as follows: the average closing stock price of the common stock was calculated for the retrospective one-month, three-month and the six-month periods before the calculation base date.

Frontier Management has assumed that the public information, the financial information disclosed by the three companies, and all other information that it examined when performing the merger ratio calculation is true and complete, and it did not independently verify the veracity or completeness thereof. Frontier Management has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) of the three companies or their subsidiaries, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Frontier Management has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Frontier Management’s calculation of the merger ratio has taken into account the foregoing information and the like as of May 14, 2013.

Matsuyama Accounting Firm used the historical stock price method because historical stock price information was available for the common stock of the three companies, and performed the calculation using the DCF Method for the three companies, respectively.

The calculated range of the merger ratio where the share price of a single share of G.taste stock is set to one is shown below.

	G.taste (Surviving company in absorption-type merger)	G.networks (Absorbed company in absorption-type merger)	SAKAI (Absorbed company in absorption-type merger)
Historical stock price method	1	1.78~2.45	1.72~2.41
DCF Method	1	1.60~2.39	1.56~2.33

The range of calculations performed using the historical stock price method based on the calculation base date of May 14, 2013 are as follows: the average closing stock price of the common stock was calculated for the retrospective one-month, three-month and the six-month periods before the calculation base date.

Matsuyama Accounting Firm has assumed that the public information, the financial information disclosed by the three companies, and all other information that it examined when performing the merger ratio calculation is true and complete, and it did not independently verify the veracity or completeness thereof. Matsuyama Accounting Firm has not independently evaluated, appraised or assessed the market value or fair value of the assets or liabilities (including financial derivative instruments, off-book assets and liabilities, and other contingent liabilities) of the three companies or their subsidiaries, nor has it requested an appraisal or assessment by a third-party agency. Furthermore, Matsuyama Accounting Firm has assumed that the financial predictions and forward-looking statements disclosed by the three companies were reasonably prepared based on the current, best-available forecasts and judgments of the management of each company and that the financial state of each company will continue along the lines of those predictions, and has relied on these forecasts and related materials without conducting an independent investigation of the same.

Matsuyama Accounting Firm’ calculation of the merger ratio has taken into account the foregoing information and the like as of May 14, 2013.

G.taste projects a significant decrease in profits in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm, and these profits form part of the basis of the DCF Method calculations. The projection was made because G.taste expects a decline in results due to decreasing sales by the company.

G.networks projects a significant increase in profits in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm. The projection was made because G.networks expects an improvement in results due to increasing sales and cost cutting by the company.

SAKAI projects a significant increase in profits in one of the fiscal years in the profit plan that it provided to Albaace Securities, Frontier Management and Matsuyama Accounting Firm. The projection was made because SAKAI expects an improvement in results due to increasing sales and cost cutting by the company.

‚	Calculation Details

As described above, the Three Companies each hired a third-party appraiser to calculate the stock allotment ratio in the Split, and each party has received a Merger Ratio Calculation Report from the appraisers, respectively. Based on the results in the Merger Ratio Calculation Reports, the three companies conducted careful negotiations and repeated discussions about the merger ratio at each company, giving full consideration to the grounds therefor, such as each company’s financial standing, asset conditions, future business and results prospects, and the like. Consequently, the parties ultimately determined that the merger ratio in (2) ƒ Details of Allotments in the Merger above (the “Merger Ratio”) is appropriate, and the board of directors at each company held a board meeting as of the date hereof and resolved to enter into the Merger Agreement regarding the Merger.

ƒ	Relationship with Appraisers

Albaace Securities, Frontier Management and Matsuyama Accounting Firm are independent from the Three Companies, do not correspond to any affiliate company thereof, and hold no material interests worth mentioning with respect to the Merger.

(4)	Prospects and Grounds for Delisting

The common stock of G.networks and SAKAI will be delisted in conjunction with the Merger in accordance with the delisting criteria of the stock exchanges where they are listed. The delisting will take place on July 29, 2013.

The purpose of the merger is described in 1.(1) Purpose of the Business Integration above. The delisting of G.networks and SAKAI common stock is not the primary purpose of the Merger.

After the common stock of G.networks and SAKAI are delisted, the common stock of G.taste to be allotted to the G.networks and SAKAI shareholders in the Merger will be listed on the JASDAQ, which is run by the OSE, and will be tradable on the JASDAQ after the Merger. Therefore, share liquidity will remain available to the shareholders of G.networks and SAKAI who receive an allotment of at least 100 shares of common stock (the number of shares needed to constitute a single unit of G.taste shares) based on the Merger

The TSE and OSE announced on January 30, 2013 that they plan to integrate their cash equity markets on July 16, 2013.

The shareholders who end up holding fewer than 100 shares of G.taste common stock (the number of shares needed to constitute a single unit of G.taste shares) will not be able to sell those shares on the JASDAQ after the Merger because they constitute less than a single unit. As described in (2) ƒ above, however, these shareholders will be able to avail themselves of the repurchase program for G.taste shares constituting less than a single unit (sell their shares numbering fewer than 100 shares) or the program for buying shares to add to the number they hold under a single unit (make a claim to have a number of common stock sold to them that would, together with the shares they already hold, constitute a single unit (100 shares)).

(5)	Measures to Secure Fairness

The Three Companies are subsidiaries of G.communications, so for them, the Merger does not correspond to a transaction or the like with a controlling shareholder.

The three companies have, to secure the fairness and integrity of the Merger, received the results of the financial analyses described above in regard to the Merger Ratio.

As a further measure to ensure fairness and propriety regarding the process of declaring intent at each company’s board of directors, G.taste has appointed Katsumi Kitamura, attorney-at-law at Atsushi Shiraishi Law Firm, who is independent from the three companies, G.networks has appointed Nishimura & Asahi, which is independent from the three companies, and SAKAI has appointed Harashima Law Firm, which is independent from the Three Companies, as their respective legal advisors, and each party is receiving legal advice about the method, process and the like of the process for declaring intent at board of directors meetings regarding the Merger.

In light of the foregoing, we have determined that G.taste’s board of directors, G.networks’s board of directors and SAKAI’s board of directors have each taken sufficient measures to ensure fairness in the Split.

(6)	Measures for the Avoidance of Conflicts of Interest

When G.taste’s board of directors was deciding whether to execute the Merger, the following directors did not participate in the deliberations or resolutions to avoid any conflict of interest: Ichiro Kawakami, who serves concurrently as a director of G.networks and SAKAI, Hideo Sugimoto, who serves concurrently as a director of SAKAI, and Yoshinobu Inazumi, who serves concurrently as a director of G.networks. In G.taste, no interested person with regard to the Merger has been involved for the discussion or negotiation of the Merger as the responsible or contact person for G.networks and SAKAI.

When G.networks’s board of directors was deciding whether to execute the Merger, Ichiro Kawakami, who serves concurrently as a director of G.taste and SAKAI and Yoshinobu Inazumi, who serves concurrently as a director of G.taste, did not participate in the deliberations or resolutions to avoid any conflict of interest. In G.networks, no interested person with regard to the Merger has been involved for the discussion or negotiation of the Merger as the responsible or contact person for G.taste s and SAKAI.

When SAKAI’s board of directors was deciding whether to execute the Merger, Ichiro Kawakami, who serves concurrently as a director of G.networks and G.taste, and Hideo Sugimoto, who serves concurrently as a director of G.taste, did not participate in the deliberations or resolutions to avoid any conflict of interest. In SAKAI, no interested person with regard to the Merger has been involved for the discussion or negotiation of the Merger as the responsible or contact person for G.taste and G.networks.

Furthermore, Kayoko Sato, who serves concurrently as auditor of the Three Companies, did not participate in or express an opinion during deliberations regarding the Merger at the Three Companies’s board of directors meetings to avoid any conflict of interest.

With the above-described measures in place, the board of directors of the Three Companies resolved, by the unanimous consent of the directors attending the respective board meetings, to carry out the Merger, and the auditors in attendance at each board meeting expressed an opinion of no objection thereto.

When considering the Merger, the Three Companies asked Masami Komatsu, an auditor of G.taste with independent officer status as notified to the OSE, Yoshitaka Hata, an auditor of G.networks with independent officer status as notified to the TSE, and Takao Kurokawa, an auditor of SAKAI with independent officer status as notified to the OSE—none of whom hold an interest in G.communications, the controlling shareholder—to examine, pursuant to the rules prescribed by the TSE and the OSE, whether the minority shareholders of the Three Companies would be disadvantaged by the Merger. The Three Companies obtained an opinion from the independent officers on May 14, 2013 addressed to each company’s board of directors stating that they concluded there was no disadvantage to the minority shareholders of each company. An outline of the opinion is provided in 5. below.

(7)	Outline of Bookkeeping

With regard to G.communications, as it is the parent company of the Three Companies under the Accounting Standard for Business Combination, the Merger is expected to correspond to a transaction under common control and is not expected to accrue goodwill.

4.	Projections

The Split and Merger will pave the way to restructure and combine redundant divisions, rationalize logistics, combine headquarters functions and the like in the traditional store development areas of the Three Companies and we expect that this will contribute to improved revenues and cost cutting. The three companies are going to study future business projections, the organizational structure, and other issues going forward and will announce those measures as soon as they are decided. The shareholder special benefit plan will be reviewed based on the situation after the Merger at the appropriate time.

5.	Matters regarding Transactions, etc. with the Controlling Shareholder

With regard to the Three Companies, as they are all subsidiaries of G.communications, the Split and the Merger correspond to a transaction and the like with a controlling shareholder, respectively.

G.taste released a Corporate Governance Report on September 20, 2012. The Report states, under “Policies on Measures to Protect Minority Shareholders When Executing Transactions, etc. with a Controlling Shareholder,” that “Any transaction between the company and a controlling shareholder will be executed according to the same terms and conditions that would apply to a general transaction, and the board of directors will determine the advisability of any material transactions so that a circumstance that disadvantages the minority shareholders does not arise.” As described in 2.(4) and (5) as well as 3.(5) and (6) above, the Split and the Merger were determined with the approval of all the directors and auditors upon taking measures to ensure fairness as well as avoid conflicts of interest and conducting earnest discussions and studies of the purpose and terms and conditions of the transaction in light of careful consideration of the minority shareholders’ interests. Therefore, both the Split and the Merger conform with this policy.

Furthermore, as described in 2.(5) and 3.(6) above, Masami Komatsu, an auditor of G.taste with independent officer status as notified to the OSE and with no conflict of interest with G.communications, the controlling shareholder, submitted an opinion dated May 14, 2013 as a result of giving full consideration to the grounds for the Split and the Merger stated in  through ƒ above. Mr. Komatsu finds that the resolution to execute the Split and the Merger do not disadvantage the minority shareholders in reasonable consideration of their interests.

	The purpose of the Split is generally to achieve agile and flexible decision-making and business execution by delegating authority in the eating establishment line of business to the business operations subsidiary to be established through the Joint Incorporation-Type Split by the Three Companies. Further, in light of the urgent matters that must be confronted by the three companies—facing up to the difficult economic conditions in the eating and drinking industry and seeking to make its business structure as efficient as possible while taking a more cautious stance and strengthening its business foundation—the purpose of the Merger is generally to do the following: through executing the Merger, to proceed with combining trading relationships, etc., which includes nationwide purchasing and logistics and which represents the best option for the three companies to maximize synergistic effects between them; to restructure and combine geographically redundant divisions in the three companies’ eating and drinking business, education business and other businesses; to build an overarching business and management system in the Gcom Group; achieve sustained growth and maximize corporate value; and, to seek to make its business structure as efficient as possible. The purposes of the Split and the Merger are fair.

‚	An agreement was reached regarding both the Split and the Merger upon conducting careful negotiations and repeated discussions in reference to the Share Allotment Ratio Calculation Report and the Merger Ratio Calculation Report prepared by the three appraisers who were respectively selected by, and are independent from, the three companies. The procedures and terms and conditions of the Split and Merger are fair given that no especially unreasonable points were found in any of the calculations, that careful negotiations and repeated discussions were conducted with the legal advice of laws firms that are independent from the three companies in regard to the Split and the Merger, and that measures have been taken at G.taste to avoid conflicts of interest.

ƒ	The Split and the Merger are expected to increase revenue and strengthen competitive capabilities through concentrating business resources and making the management practices more efficient. They will enable greater agility in the management of the business by putting the right personnel and resources in the right places.

G.networks released a Corporate Governance Report on February 12, 2013. The Report states, under “Policies on Measures to Protect Minority Shareholders When Executing Transactions, etc. with a Controlling Shareholder,” that “Any transaction between the company and a controlling shareholder will be executed according to the same terms and conditions that would apply to a general transaction, and the board of directors will determine the advisability of any material transactions so that a circumstance that disadvantages the minority shareholders does not arise.” As described in 2.(4) and (5) as well as 3.(5) and (6) above, the Split and the Merger were determined with the approval of all the directors and auditors upon taking measures to ensure fairness as well as avoid conflicts of interest and conducting earnest discussions and studies of the purpose and terms and conditions of the transaction in light of careful consideration of the minority shareholders’ interests. Therefore, both the Split and the Merger conform with this policy.

Furthermore, as described in 2.(5) and 3.(6) above, Yoshitaka Hata, an auditor of G.networks with independent officer status as notified to the TSE and with no conflict of interest with G.communications, the controlling shareholder, submitted an opinion dated May 14, 2013 as a result of giving full consideration to the grounds for the Split and the Merger stated in  through „ above. Mr. Hata finds that the resolution to execute the Split and the Merger does not disadvantage the minority shareholders in reasonable consideration of their interests.

	The purpose of the Split is generally to achieve agile and flexible decision-making and business execution by establishing and delegating authority to a business operations subsidiary in the eating establishment lines of business operated by G.networks, G.taste and SAKAI. Further, the purpose of the Merger is generally to make their businesses more efficient—a common issue among the three companies. It will maximize the synergistic effects of G.networks, G.taste and SAKAI by combining trading relationships, etc., which includes nationwide purchasing and logistics, restructuring and combining geographically redundant divisions, and achieving sustained growth and maximizing corporate value by building an overarching business and management system. The purposes of the Split and the Merger are fair.

‚	A decision was made regarding the Split and the Merger upon conducting careful negotiations and repeated discussions in reference to the calculation results in the Share Allotment Ratio Calculation Report and the Merger Ratio Calculation Report prepared by the three appraisers who were respectively selected by, and are independent from, the three companies. There were no especially unreasonable points in any of the calculations. The common stock of G.networks is supposed to be delisted upon the Merger, however the G.networks shareholders will receive G.taste common stock listed on the JASDAQ as consideration, or in other words, certain considerations have been made when determining the merger consideration so that the minority shareholders are provided with the continued liquidity of their shares. Furthermore, the three companies have received legal advice from independent law firms regarding the Split and Merger procedures, and measures have been taken to avoid conflicts of interest at G.networks. The procedures and terms and conditions of the Split and the Merger are fair.

ƒ	The Split and the Merger are expected to lead to increased sales and improved profitability, and the like, due to the benefits of greater scale and more efficient management.

SAKAI executes transactions with controlling shareholders based on the same terms and conditions that would apply to general transactions, and the advisability of material transactions are determined by the board of directors. As described in 2.(4) and (5) as well as 3.(5) and (6) above, the resolution to execute the Split and the Merger were determined with the approval of all the directors and auditors upon taking measures to ensure fairness as well as avoid conflicts of interest and conducting earnest discussions and studies of the purpose and terms and conditions of the transaction in light of reasonable consideration of the minority shareholders’ interests. Both the Split and the Merger conform with the policies for protecting minority shareholders at SAKAI.

Furthermore, as described in 2.(5) and 3.(6) above, Takao Kurokawa, an auditor of SAKAI with independent officer status as notified to the OSE and with no conflict of interest with G.communications, the controlling shareholder, submitted an opinion dated May 14, 2013 as a result of giving full consideration to the grounds for the Split and the Merger stated in  through ƒ above. Mr. Kurokawa finds that the resolution to execute the Split and the Merger does not disadvantage the minority shareholders.

	The purpose of the Split is generally to enable agile and flexible decision-making and business execution by the Three Companies by jointly establishing and delegating authority to a business operations subsidiary in the relevant subsidiaries’ eating establishment line of business to flexibly adapt to the changing business environment. Further, the purpose of the Merger is generally to restructure and combine geographically redundant divisions by combining trading relationships, etc., which includes nationwide purchasing and logistics, through collaboration between G.taste, G.networks and SAKAI, to facilitate building an overarching business and management system in the Gcom Group, to achieve sustained growth and maximize corporate value, and to improve management efficiency, which is a common urgent matter that must be confronted by the three companies. These purposes were determined to be fair.

‚	No especially unreasonable points were found in any of the calculations for the Split and the Merger in reference to the Share Allotment Ratio Calculation Report and the Merger Ratio Calculation Report prepared by the three appraisers who are independent from the three companies. G.taste common stock listed on the JASDAQ will be granted as consideration, or in other words, certain considerations have been made when determining the merger consideration so that the SAKAI shareholders are provided with the continued liquidity of their shares. Furthermore, the three companies have received legal advice from independent law firms regarding the Split and Merger procedures, and measures have been taken to avoid conflicts of interest at G.networks. As detailed above, the procedures and terms and conditions of the Split and the Merger were determined to be fair.

ƒ	The Split and the Merger are expected to lead to increased sales and improved profitability, and the like, due to the benefits of greater scale and more efficient management.

Please direct inquiries regarding this matter to:

G.taste Co., Ltd.	Executive Management Division	022 (762) 8540
G.networks CO., LTD.	Executive Management Division	0836 (83) 5511
SAKAI CO., LTD.	Finance and Accounting Division	052 (910) 1729

End of document.

Exhibit

Outline of Parties to the Split and the Merger

	Split Company / Surviving Company	Split Company / Dissolving Company	Split Company / Dissolving Company
(1) Name	G.taste Co., Ltd.	G.networks CO., LTD.	SAKAI CO., LTD.

(2) Address	2-10 Tsutsujigaoka 1-chome, Miyagino-ku, Sendai City	1198-4 Aza Nishiotsuka Oaza Nishi Takadomari, Sanyo Onoda City, Yamaguchi Prefecture	46 Kurokawa Hondori 2-chome, Kita-ku, Nagoya City

(3) Representative	Fumiyasu Inayoshi, Representative Director and President	Takafumi Akutsu, Representative Director and President	Atsushi Yamashita, Representative Director and President

(4) Businesses	Direct sales of eating establishments, franchise chain business, education business	Direct sales of eating establishments, franchise chain business, education business, food processing business, etc.	Direct sales of eating establishments, franchise chain business

(5) Capital	1,785,000,000 yen	1,715,000,000 yen	1,795,000,000 yen

(6) Established on:	November 1959	May 1966	May 1980

(7) Issued and Outstanding Shares	74,364,376 shares	23,584,000 shares	23,605,396 shares

(8) Closing of accounts	March 31	March 31	March 31

(9) Employees	450	226	133

(10) Main Trading Partners	B-Supply Co., Ltd., Maruto Mizutani Corporation	TOHO Food Service Co., Ltd., Maruto Mizutani Corporation	B-Supply Co., Ltd., Maruto Mizutani Corporation

(11) Main Trading Banks	The Bank of Tokyo-Mitsubishi UFJ, The 77 Bank	The Bank of Tokyo-Mitsubishi UFJ, Hiroshima Bank	The Bank of Tokyo-Mitsubishi UFJ, Mizuho Bank

(12) Main Shareholders and Ratios	G.communications Co., Ltd. 44.28% Tsuyoshi Higuchi 4.28% Nobuhiro Kawashima 3.75% G.taste trading partner holding companies 2.23% Takashi Kawabata 1.37%	G.communications Co., Ltd. 45.81% Pau trading partner holding companies 4.33% Tsuyoshi Higuchi 1.83% Japan Trustee Services Bank, Ltd. (four trust accounts) 1.27% Nippon Life Insurance Company 1.10%	G.communications Co., Ltd. 48.77% Tsuyoshi Higuchi 2.48% Ariake Japan Co., Ltd. 1.86% J Art Sangyo Co., Ltd. 1.71% Omitsu Co., Ltd. 1.31%

(13) Relationship of the Parties

Capital relationship	The Three Companies are subsidiaries of G.communications. There is no capital holding relationship between the Three Companies.

Personnel relationship	Two directors and one auditor are serve concurrently at both G.taste and G.networks, and one director and one auditor serve concurrently at G.networks and SAKAI. Two directors and one auditor serve concurrently at G.taste and SAKAI.

Trade relationship	The Three Companies buy and sell each other’s goods and services.

Affiliated party status	The Three Companies correspond to subsidiaries of G.communications, and correspond to related parties of each other.

(14) Business Results and Financial Standing for Last Three Years

Closing of accounts	G.taste				G.networks				SAKAI
	March 2011		March 2012	March 2013	March 2011	March 2012		March 2013	March 2011		March 2012		March 2013
Net assets		3,646	4,741	4,869	2,670		2,204	2,233		1,814		1,521	1,594
Total assets		11,371	11,259	10,024	5,245		4,652	4,491		4,770		4,384	4,282
Net assets per share (yen)		55.41	63.76	65.48	113.24		93.49	94.71		77.45		64.94	68.06
Sales		17,693	16,901	15,503	7,348		7,521	7,297		7,020		5,787	5,483
Operating profit		139	1,172	774	192		111	102		89	Δ	97	121
Recurring income		25	1,120	730	219		101	96		118	Δ	31	185
Net profit	Δ	2,188	794	127	11	Δ	465	28	Δ	263	Δ	292	73
Net profit per share (yen)	Δ	36.26	11.55	1.72	0.50	Δ	19.75	1.21	Δ	11.48	Δ	12.51	3.12
Dividends per share (yen)		—	—	—	—		—	—		—		—	—
	(in millions of yen except as otherwise noted)

(Note) The Shareholding Ratio was calculated by setting off the treasury stocks. G.taste, G.networks and SAKAI have 1,729 shares, 4,726 shares and 181,366 shares of treasury stock, respectively.

Exhibit

Company Status After Split and Merger

		Split Company / Surviving Company	Company Incorporated through Incorporation-Type Split
(1)	Name	G.taste Co., Ltd.	Cook Operation Co., Ltd.

(2)	Address	Miyagino-ku, Sendai City	Kita-ku, Nagoya City

(3)	Title and name of representative	Representative Director and President: Hideo Sugimoto Representative Director and Vice-President: Fumiyasu Inayoshi	Director: Takafumi Akutsu Director: Fumiyasu Inayoshi

(4)	Businesses	Management of Cook Operation Co., Ltd., franchise chain of eating establishments and educational business	Eating establishment operations

(5)	Capital	100 (million yen)	50 (million yen)

(6)	Net Asset	To be decided	300 (million yen)

(7)	Total Asset	To be decided	To be decided

(8)	Fiscal Year End	March 31	March 31